Exhibit 99.1

Investor Contact:	W. Larry Cash
Executive Vice President
and Chief Financial Officer
(615) 465-7000

COMMUNITY HEALTH SYSTEMS, INC. PREVIEWS OPERATING RESULTS FOR THE

THREE MONTHS AND YEAR ENDED DECEMBER 31, 2014

FRANKLIN, Tenn. (January 20, 2015) - Community Health Systems, Inc. (NYSE: CYH) (the “Company”) today announced preliminary financial and operating results for the three months and year ended December 31, 2014. These results are based on information available to management as of the date of this press release and are subject to revision upon finalization of the Company’s quarterly accounting and financial reporting procedures and completion of the annual audit.

The Company anticipates net operating revenues for the three months ended December 31, 2014, will be approximately $4.9 billion, compared with $3.2 billion for the same period in 2013. Excluding acquisition and integration expenses from the acquisition of Hospital Management Associates, Inc. (“HMA”), legal expenses related to the HMA legal proceedings underlying the CVR agreement, and expenses related to other government legal settlements, ADJUSTED EBITDA is expected to be approximately $785 million for the three months ended December 31, 2014, an increase of 71% over ADJUSTED EBITDA of $459 million for the three months ended December 31, 2013, adjusted for expenses related to the HMA acquisition and government settlement and related expenses. Excluding these same adjustments, ADJUSTED EBITDA for the three months ended September 30, 2014 was $751 million.

The Company anticipates net operating revenues for the year ended December 31, 2014, will be approximately $18.6 billion, compared with $12.8 billion for the same period in 2013. Excluding acquisition and integration expenses from the acquisition of HMA, legal expenses related to the HMA legal proceedings underlying the CVR agreement, and expenses related to other government legal settlements, ADJUSTED EBITDA is expected to be approximately $2.777 billion for the year ended December 31, 2014, an increase of 49% over ADJUSTED EBITDA of $1.860 billion for the year ended December 31, 2013, adjusted for expenses related to the HMA acquisition and government settlement and related expenses.

Excluding the per share impact in 2014 and 2013 of the adjustments above, as well as the per share impact of early extinguishment of debt, and the impairment and accelerated amortization of certain long-lived assets, consistent with prior periods, the Company anticipates income from continuing operations per share (diluted) to be $1.23 and $3.29 per share (diluted) for the three months and year ended December 31, 2014, respectively, compared to $0.55 and $2.62 per share (diluted) for the three months and year ended December 31, 2013, respectively.

The following summarizes additional preliminary supplemental operating data related to anticipated results:

•	The consolidated operating results for the three months ended December 31, 2014, reflect a 56.4 percent increase in total admissions and a 58.2 percent increase in adjusted admissions compared with the same period in 2013. For the three months ended December 31, 2014, on a same-store basis, which includes the effect of comparable information for the hospitals acquired in the HMA acquisition, admissions decreased 0.2 percent while adjusted admissions increased 2.7 percent compared with the same period in 2013, which includes a benefit from flu and respiratory volume in the fourth quarter. For the year ended December 31, 2014, same-store admissions decreased 4.2 percent while adjusted admissions decreased 0.9 percent compared with the same period in 2013.

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The Company had previously anticipated accounting for the $36 million from the rural floor budget neutrality adjustment related to the former HMA hospitals as revenue in the period the government finalized the settlement, as the amount had not been recognized by HMA in its 2013 audited financial statements. On

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CYH Previews Fourth Quarter 2014 Results

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October 29, 2014, the Company finalized the settlement with the Centers for Medicare and Medicaid Services related to these claims and the net cash proceeds of approximately $37 million were received by the Company during the three months ended December 31, 2014. Given the unusual and contingent nature of this transaction, which was finalized during the measurement period used for allocation of the purchase price to the acquired assets of HMA, the Company consulted with its independent accountants and the staff of the Office of the Chief Accountant of the Securities and Exchange Commission. The Company concluded that the settlement should be recognized as an adjustment to the allocation of the purchase price versus recognition as revenue since the settlement was executed during the purchase accounting measurement period.

•	The Company had previously expected to recognize approximately $14 million for certain claims related to the BP oil spill in the fourth quarter of 2014. These claims were not received in 2014 and therefore recognition will be delayed until such claims are realized, which is now expected to occur in 2015.

•	During the quarter ended December 31, 2014, the Company recognized the recently approved California Medicaid supplemental program revenue of $35 million and additional provider taxes associated with this program of $9 million.

•	HITECH incentive reimbursement is expected to be $47 million for the three months ended December 31, 2014, with $9 million of total costs and expenses related to the implementation of electronic health records for the same period, compared to $88 million of HITECH incentive reimbursement for the three months ended September 30, 2014, with $23 million of related costs and expenses. The impact on ADJUSTED EBITDA is approximately $10 million less than previously expected for the three months ended December 31, 2014. For the full year of 2014, HITECH incentive reimbursement is expected to be $259 million.

•	Same-store net operating revenue per adjusted admission is expected to increase approximately 0.4 percent for the quarter ended December 31, 2014 compared to the same period in 2013, and expected to increase approximately 3.5 percent for the quarter ended December 31, 2014 compared to the quarter ended September 30, 2014.

•	Net cash provided by operating activities, excluding HMA acquisition and integration related cash flow items, cash flows related to the CVR agreement and settlement of legal contingencies and other related expenses, is expected to be at least $1.725 billion for the year ended December 31, 2014. Net cash provided by operating activities was $1.1 billion for the same period in 2013. Total cash and cash equivalents at December 31, 2014 is expected to be approximately $510 million compared to $221 million at September 30, 2014 and $373 million at December 31, 2013.

The Company anticipates reporting its complete financial results for the three months and year ended December 31, 2014, on February 19, 2015, followed by a live earnings call on February 20, 2015.

EBITDA consists of net income attributable to Community Health Systems, Inc. before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations, loss from early extinguishment of debt, impairment of long-lived assets and net income attributable to noncontrolling interests. ADJUSTED EBITDA is Adjusted EBITDA further adjusted to exclude acquisition and integration expenses from the acquisition of HMA, legal expenses related to the HMA legal proceedings underlying the CVR agreement, and expenses related to government settlements for the relevant 2014 and 2013 periods. The Company uses Adjusted EBITDA as a measure of liquidity. The Company also believes that Adjusted EBITDA provides investors with additional information about the Company’s ability to incur and service debt and make capital expenditures. The Company has included ADJUSTED EBITDA in this release because it believes that including this measure provides investors with an additional tool for evaluating and understanding the Company’s operating performance and comparing such performance between relevant periods. Adjusted EBITDA and ADJUSTED EBITDA are not measurements of financial performance or liquidity under U.S. GAAP. They should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with U.S. GAAP. The items excluded from Adjusted EBITDA and ADJUSTED EBITDA are significant components in understanding and evaluating financial performance and liquidity. This calculation of Adjusted EBITDA and ADJUSTED

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CYH Previews Fourth Quarter 2014 Results

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EBITDA may not be comparable to similarly titled measures reported by other companies. A reconciliation of Adjusted EBITDA to net cash provided by operating activities will be provided in connection with the Company’s release setting forth its complete financial results as noted above.

Community Health Systems, Inc. is one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute-care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 206 hospitals in 29 states with an aggregate of approximately 31,100 licensed beds. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. All statements in this press release other than statements of historical fact, including statements regarding projections, expected operating results, and other events that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions, are forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and may be beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this press release.

These factors include, among other things:

•	general economic and business conditions, both nationally and in the regions in which we operate;

•	implementation and effect of, and changes to, adopted and potential federal and state healthcare reform legislation and other federal, state or local laws or regulations affecting the healthcare industry;

•	the extent to which states support increases, decreases or changes in Medicaid programs, implement healthcare exchanges or alter the provision of healthcare to state residents through regulation or otherwise;

•	risks associated with our substantial indebtedness, leverage, and debt service obligations;

•	demographic changes;

•	changes in, or the failure to comply with, governmental regulations;

•	potential adverse impact of known and unknown government investigations, audits, and Federal and State False Claims Act litigation and other legal proceedings;

•	our ability, where appropriate, to enter into and maintain managed care provider arrangements and the terms of these arrangements;

•	changes in, or the failure to comply with, managed care provider contracts, which could result in, among other things, disputes and changes in reimbursements, both prospectively and retroactively;

•	changes in inpatient or outpatient Medicare and Medicaid payment levels;

•	the effects related to the continued implementation of the sequestration spending reductions and the potential for future deficit reduction legislation;

•	increases in the amount and risk of collectability of patient accounts receivable;

•	the efforts of insurers, healthcare providers and others to contain healthcare costs;

•	our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments;

•	increases in wages as a result of inflation or competition for highly technical positions and rising supply costs due to market pressure from pharmaceutical companies and new product releases;

•	liabilities and other claims asserted against us, including self-insured malpractice claims;

•	competition;

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CYH Previews Fourth Quarter 2014 Results

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•	our ability to attract and retain, at reasonable employment costs, qualified personnel, key management, physicians, nurses and other healthcare workers;

•	trends toward treatment of patients in less acute or specialty healthcare settings, including ambulatory surgery centers or specialty hospitals;

•	changes in medical or other technology;

•	changes in U.S. generally accepted accounting principles;

•	the availability and terms of capital to fund additional acquisitions or replacement facilities or other capital expenditures;

•	our ability to successfully make acquisitions or complete divestitures;

•	our ability to successfully integrate any acquired hospitals, including those of HMA, or to recognize expected synergies from such acquisitions;

•	the impact of the acquisition of HMA on third-party relationships;

•	the impact of seasonal severe weather conditions;

•	our ability to obtain adequate levels of general and professional liability insurance;

•	timeliness of reimbursement payments received under government programs;

•	effects related to outbreaks of infectious diseases, including Ebola;

•	the impact of the external, criminal cyber-attack suffered by us in the second quarter of 2014, including potential reputational damage, the outcome of our investigation and any potential governmental inquiries, the outcome of litigation filed against us in connection with this cyber-attack, and the extent of remediation costs and additional operating or other expenses that we may continue to incur; and

•	the other risk factors set forth in our public filings with the Securities and Exchange Commission.

The Company cautions that the preliminary results for the three months and year ended December 31, 2014 set forth in this press release are given as of the date hereof based on information currently available to management and are subject to revision upon finalization of the Company’s quarterly accounting and financial reporting procedures and completion of the annual audit. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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